SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
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    / /  Soliciting Material Pursuant to Section 240.14a-12

                        PRINTWARE, INC.
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                (Name of Registrant as Specified In Its Charter)

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    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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                                                         Filed by the Company
                                            Pursuant to Section 240.14a-12 of
                                          the Securities Exchange Act of 1934
                                             Subject Company: PRINTWARE, INC.
                                            Commission File Number: 000-20729

                 HOW WELL DO THE DISSIDENTS KNOW YOUR COMPANY?

                                                         May 23, 2000

Dear Fellow Shareholder:

     For all their supposedly sophisticated analysis of Printware, you have to ask yourself: how well do the Dissidents really know my Company?

     For example, the most recent Dissidents' letter goes on and on about leasing rates. We use leasing the same way as other companies in the printing industry, and the same way as GM, Ford, and Chrysler--to sell product. We are not a leasing company--it is ridiculous to use some sort of theoretical cost of capital analysis of Printware's leasing strategy.

     The difference between 7 1/2% and 12% on a typical lease is only about $100 per month, but the inducement of attractive leases increases equipment and supplies sales. We understand our complex competitive environment--that is the difference between an arbitrageur analyzing a spreadsheet and your Board and Management in the trenches of the Internet printing business. Offering reduced rates on leasing contributed to a 37% increase in first quarter revenues from 1999, and the Company's largest quarterly pretax profit since 1998. Equally important is our growing order backlog (see the enclosed April 18 news release). Ask yourself, how well do the Dissidents really know my Company?

                                 FOR THE RECORD

     The so-called "Shareholders' Committee" is just three individuals and the entities they control. We believe they have one main goal--to control Printware and its cash--without using any of their own money to buy your stock. Their strategy, if you can call it that, seems to us unfocused except for their ruthless pursuit of Printware's cash. Their first goal was to pursue a Dutch auction. In our last letter to you we explained in detail why that is a bad idea at this time.

     The last several years have been difficult for Printware. Due to a restructuring within Deluxe, our largest customer during that period, we lost over half of our 1997 revenue. It is due only to the Board's prudent management style that we have been able to survive and rebound. The Dissidents' recent letter to you talked about declining revenues and profits, but made no mention of our first-quarter growth and profit. Our plan is working and the Dissidents have no concrete plan.

     The Dissidents' criticism of the incentive stock options awarded Dr. Baker, Printware's CEO, fails to mention either the exercise price or the vesting requirements of those options, which are critically important to keeping the record straight. Most of Dr. Baker's currently exercisable options are at $6 per share, and the options granted this year do not even begin to vest until 2001. Dr. Baker's options have had zero impact on shareholder dilution. Our officers' compensation and option grants are in line with comparable companies. Officer salaries were frozen this year, and no bonuses were paid.

                               FAMOUS LAST WORDS

     The Dissidents talk about being long-term shareholders, but in the same letter they talk about a possible sale of the Company or cannibalizing parts of it. They can't have it both ways. Either they do not know what they will do if you give them control, or they will not tell you. Yet they continue to ask for your vote without a specific plan. Remember, the Dissidents are not offering to buy your shares or guaranteeing you a specific price for your shares, they just want control of your Company and its cash. The Dissidents make promises to you that are non-binding and worded so loosely as to be meaningless. Perhaps their plan can be summed up best in their own words:
"...trust us..."

     Your current Board has that vision and a plan that is working. We urge you to reject the Dissidents and their takeover attempt of your Company by voting for the Board's nominees on the WHITE WITH BLUE STRIPE proxy card. Even if you have already voted a Dissidents' GREEN proxy card, you can reverse your vote by returning the WHITE WITH BLUE STRIPE proxy card.

Sincerely yours,

/s/Daniel A. Baker
/s/Allen L. Taylor
/s/Brian D. Shiffman
/s/Michael C. Berg
/s/Victor H. Weiss

                                 IMPORTANT

     Your vote is important. Please take a moment to sign, date and promptly mail your new WHITE WITH BLUE STRIPE proxy card in the postage paid envelope provided. Please be certain that your latest dated proxy card is a WHITE WITH BLUE STRIPE proxy card voting "FOR" Printware's Directors. Remember, do not return any GREEN proxy card sent to you by the Shareholders' Committee, not even as a vote of protest.

                             D.F. KING & CO., INC.
                               77 Water Street
                             New York, NY 10005
    Call Toll-Free--1-(800) 290-6426      (212) 269-5550 (Collect)

Statements made in this letter concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.

NEWS RELEASE
For immediate release

Printware, Inc.
1270 Eagan Industrial Rd.
St. Paul, MN  55121
http://PrintwareInc.com

CONTACT--Thomas W. Petschauer, Executive Vice President & CFO--(651) 456-1403

                   Printware Reports First Quarter Results
                       Revenues up 37% from prior year

ST. PAUL, MINN., April 18, 2000--Printware, Inc. (Nasdaq-NNM: PRTW) reported revenues of $1,264,000 for the first quarter of 2000, an increase of 37 percent from revenues of $920,000 for the first quarter of 1999. The company reported net income of $92,000 or 3 cents per share for the first quarter of 2000, compared to a net loss of $97,000 or 2 cents per share in the same period of the prior year. Income before income taxes was $141,000 or 4 cents per share for the first quarter of 2000.

The average number of common shares outstanding decreased to 3.3 million in the first quarter of 2000 from 4.8 million in the 1999 period as a result of the repurchase in 1999 of 1,587,690 shares of Printware's common stock from Deluxe Corporation (NYSE: DLX).

The company attributed the revenue gain to a sharp increase in platesetter equipment sales and the start-up of a supplies business for its current generation of platesetters. "This resurgence is clear evidence that our new strategy, focusing on Internet printing and on supplies, is working," commented Daniel A. Baker, Ph.D., Printware's president and chief executive officer. "With our new silver-halide supplies now becoming available, some of first-quarter equipment sales included supplies contracts. We expect the majority of future equipment sales to include supplies contracts, which can be worth more than each equipment sale over the long term. As further evidence that our strategic initiatives are proving successful, one of the systems installed in the first quarter was for a large Internet printer. Internet printing is key to our future."

"Our backlog had grown considerably and we are well-positioned for the second quarter," continued Baker. For example, first quarter results do not include the sale of a watershed Web-to-Press Internet printing announced March 21, 2000, as installation is expected to take place in the second quarter of this year.

The improvement in profitability was attributed to the increased revenue and to reduced expenses. "This was our first quarterly operating profit since 1998, which we achieved despite continued investment spending in sales and marketing and Internet printing software development," noted Baker.

Printware, Inc. designs, builds, and markets "computer-to-plate" systems, which are used by the printing industry to create printing plates directly from computers or the Internet. Computer-to-plate systems replace the traditional platemaking process of typesetting, proofing, paste-up, camera work, and processing film.

Statements made in this release concerning the Company's or management's intentions, expectations, or predictions about future results or events are "forward-looking statements" within the meaning of the Private Securities Reform Act of 1995. Such statements are necessarily subject to risks and uncertainties that could cause actual results to vary from stated expectations, and such variations could be material and adverse. Additional information concerning the factors that could cause actual results to differ materially from the Company's current expectations is contained in the Company's SEC filings.